                                                                    EXHIBIT 23.7

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

November 6, 1998

Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202

Re:  Initially Filed Registration Statement of The Kroger Co.

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 18, 1998 with respect to the fairness from a financial point of view to The Kroger Co. ("Kroger") of the exchange ratio of one share of Common Stock, par value $1.00 per share, of Kroger to be exchanged by Kroger for each share of Common Stock, par value $0.01 per share, of Fred Meyer, Inc. pursuant to the Agreement and Plan of Merger dated as of October 18, 1998 by and among Kroger, Jobsite Holdings, Inc., a wholly-owned subsidiary of Kroger, and Fred Meyer, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Kroger in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary: Reasons for the Merger", "Summary: Opinions of Financial Advisors", "The Merger: Background of the Merger", "The Merger:
Reasons for the Merger; Recommendations of the Boards of Directors", and "The
Merger: Opinions of Financial Advisors", and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          /s/ GOLDMAN, SACHS & CO.